Exhibit 10.16

EXECUTION VERSION

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of December 9, 2013, by and among Canada Goose Holdings Inc., a British Columbia corporation (“Can Holdco”), Canada Goose Products Inc., a British Columbia corporation (“Opco”, and together with Can Holdco, (the “Companies”) and Bain Capital Partners, LLC (“Bain” or the “Manager”).

RECITALS

WHEREAS, Opco, Canada Goose Inc., an Ontario corporation (“CG”), and Daniel Reiss (“Reiss”) have entered into the Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Opco will purchase all of the issued and outstanding shares of Canada Goose Trading Ltd., an Ontario corporation and substantially all of the assets of CG on the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the Purchase Agreement and related transactions, the Manager provided advice, analysis and assistance, with respect to the structuring and negotiation of debt facilities, the structuring and solicitation of equity financing and other similar financing related matters (the “Financial Advisory Services”); and

WHEREAS, the Companies desire to retain the Manager to provide management, operational, consulting and financial and other advisory services (“Services”) to the Companies and the Manager is willing to provide such services on the terms set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Services. The Manager hereby agrees that it will provide the following Services to the Companies:

(a)       advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with debt and/or equity financing on terms and conditions satisfactory to Can Holdco, including for the ultimate benefit of Opco;

(b)       financial, managerial and operational advice in connection with day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of Opco and its subsidiaries;

(c)       advice in connection with financing, acquisition, disposition, merger, business combination and change of control transactions involving the Companies (however structured); and

(d)       such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Manager, on the one hand, and the Companies, on the other hand, may from time to time agree to in writing.

The Manager will devote, in its discretion, such time and efforts to the performance of services contemplated hereby as the Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Manager on a weekly, monthly, annual or other basis. The Companies acknowledge that the Manager’s services are not exclusive to the Companies and that the Manager will render similar services to other Persons. The Manager and the Companies understand that the Companies may, at times, engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, Services provided by the Manager under this Agreement. In providing services to the Companies, the Manager will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party hereto has the right or ability to contract for or on behalf of any other party hereto or to effect any transaction for the account of any other party hereto.

2.	Payment of Fees.

(a)       Subject to the terms of the Cost Support Agreement entered into between Can Holdco and Opco on the date hereof (the “Cost Support Agreement”), Can Holdco will pay to the Manager (or such affiliates of the Manager as the Manager may designate), in consideration of the Manager providing the Financial Advisory Services, an aggregate transaction fee (the “Transaction Fee”) in the amount of $2,350,000 (Two Million Three Hundred Fifty Thousand Dollars), such fee being payable on the Closing Date (as such term is defined in the Purchase Agreement).

(b)       During the Term (as such term is defined in Section 3 hereof), Opco will pay to the Manager (or such affiliates of the Manager as the Manager may designate), and Can Holdco hereby guarantees the payment by Opco of, a quarterly periodic fee in exchange for the ongoing Services provided by the Manager under this Agreement (the “Periodic Fee”) payable by the Company in advance on the start of each calendar quarter in an amount that is equal to four-tenths of one percent (0.40%) of the Companies’ total revenues generated during the calendar quarter beginning six months prior to such payment date; provided, however, that, for the period from the date hereof through December 31, 2013, Opco will pay a prorated Periodic Fee in an amount equal to $62,664.43, such fee shall be payable on the date hereof; provided, further, that notwithstanding anything to the contrary contained herein, the Periodic Payment due April 1, 2014 shall be equal to the sum of (X) an amount that is equal to four-tenths of one percent (0.40%) of the revenues generated by CG and its subsidiaries during the period beginning October 1, 2013 and ending December 9, 2013 plus (Y) an amount that is equal to four-tenths of one percent (0.40%) of the Companies’ revenues beginning December 10, 2013 and ending December 31, 2013. Notwithstanding anything to the contrary contained herein, the Periodic Fees payable by the Company under this Section 2(b) shall not exceed $2,000,000 per annum.

(c)       Notwithstanding the foregoing, if the stockholders of Can Holdco in good faith determine that making a payment of any portion of the Periodic Fee would jeopardize Opco’s ability to continue as a going concern (including by virtue of any legal or contractual restrictions prohibiting such payment), then the non-payment of such portion shall not constitute a default and such portion shall be paid to the Manager immediately upon such dates as such payment no longer jeopardizes Opco’s ability to continue as a going concern (including by virtue of such payment being no longer prohibited); provided, that Opco further agrees to use commercially reasonable efforts to satisfy all conditions necessary to (i) prevent any such payment restrictions from arising and (ii) eliminate as promptly as practicable any such payment restrictions that do arise, provided that Opco shall not be required as a consequence of such obligation to take any action, or omit to take any action, that would jeopardize Opco’s ability to continue as a going concern.

(d)       During the Term, the Manager will advise the Companies in connection with financing, acquisition, disposition and change of control transactions involving the Companies or any of their direct or indirect subsidiaries (however structured), and Opco or Can Holdco, as applicable, will pay to the Manager (or such affiliates of the Manager as the Manager may designate), and the other Company hereby guarantees the payment of, an aggregate fee (each a “Subsequent Fee”) in connection with each such transaction equal to one percent (1%) of the gross transaction value of such transaction.

(e)       In the case of an Initial Public Offering or a Change of Control (as defined below), Opco shall pay to the Manager (or such affiliates of the Manager as the Manager may designate), and Can Holdco hereby guarantees the payment of, in addition to the fees payable above, a lump sum amount equal to the net present value (using a discount rate equal to the then prevailing yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable to the Manager during the five-year period starting on the date of such Initial Public Offering or Change of Control (without giving any effect to an early termination of the Term as a result of such Change of Control or Initial Public Offering). Such fee to be due and payable at the closing of such transaction and in the case of financing transactions, whether or not any such financing is actually committed or drawn upon. For purposes of this Section 2(e) only, the Periodic Fees that would have been payable to the Manager for the period described in this Section 2(e) shall be equal to four-tenths of one percent (0.40%) of the projected revenue of the Company as set forth in the projections provided by the Company in connection with such Initial Public Offering or Change of Control, subject, for the avoidance of doubt, to the last sentence of Section 2(b). For purposes of this Agreement, (i) “Change of Control” shall mean (a) any change in the ownership of the capital stock of Can Holdco (or any of its direct or indirect subsidiaries) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Manager and its affiliates will have the direct or indirect power to elect a majority of the members of the board of directors of the Can Holdco (or any of its direct or indirect subsidiaries), (b) any change in the ownership of the capital stock of Can Holdco (or any of its direct or indirect subsidiaries) if, immediately after giving effect thereto, the Manager and its affiliates shall, directly or indirectly, beneficially own less than 50% of the capital stock of Can Holdco (or any of its direct or indirect subsidiaries) or (c) without duplication of any of the preceding, any action that constitutes a “Liquidity Event” or a “Sale of Shares” under the terms of the Articles of Incorporation of Can Holdco; (ii) “Initial Public Offering” shall mean the initial public offering and sale of common stock of Can Holdco for cash pursuant to (a) an effective registration statement under the Securities Act of 1933, as in effect from time to time, registered on Form S-1 (or any successor form under the Securities Act of 1933, as in effect from time to time), (b) a preliminary and final prospectus filed with any Canadian Securities Authority under Canadian Securities Laws or (c) comparable mechanics under the securities laws of any other jurisdiction; (iii) “Canadian Securities Authority” shall mean any of The British Columbia Securities Commission, Alberta Securities Commission, Saskatchewan Securities Commission, The Manitoba Securities Commission, Ontario Securities Commission, Autorité des marchés financiers du Québec, Justice Securities Administration (New Brunswick), Nova Scotia Securities Commission, Registrar of Securities (Prince Edward Island), Director of Securities (Government of Newfoundland and Labrador), Registrar of Securities (Northwest Territories Justice Securities Registry), Registrar of Securities (Yukon Justice), Nunavut Legal Registries, and any of their successors; and (iv) “Canadian Securities Laws” means the securities legislation of each of the provinces and territories of Canada, as amended from time to time, and the rules, regulations, blanket orders and orders having application to the Companies and forms made or promulgated under that legislation and the policies, instruments, bulletins and notices of one or more of the Canadian Securities Authorities.

Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available federal funds to the account specified on Schedule 1 hereto, or to such other account(s) as the Manager may specify to the Companies in writing prior to such payment. The Companies shall be entitled to withhold from each payment of fees made pursuant to this Section 2 the amount required to be withheld pursuant to Section 105 of the Income Tax Regulations (Canada) on the portion of the fees reasonably related to services rendered physically in Canada and shall remit same to the applicable Canadian tax authorities prior the prescribed remittance deadline. For purposes of the foregoing, the portion (if any) of the payments that is reasonably allocable to services rendered physically in Canada shall be determined by the Manager, using its best commercial efforts and acting in good faith. The Manager is eligible for the benefits of the Canada-U.S. Income Tax Convention in connection with the fees to be paid pursuant to this Section 2.

3.

Term.  This Agreement will continue in full force and effect until December 9, 2018; provided that this Agreement shall be automatically extended each December 9 for an additional year unless Can Holdco, Opco or the Manager provides written notice of its desire not to automatically extend the term of this Agreement to the other parties hereto at least 90 days prior to such December 9; and provided further, however, that (a) the Manager may cause this Agreement to terminate at any time and (b) this Agreement will terminate automatically upon an Initial Public Offering or a Change of Control unless Can Holdco, Opco and the Manager determine otherwise (the period on and after the date hereof through the termination hereof being referred to herein as the “Term”); and provided further, however, that each of (x) Sections 4, 5 and 8 hereof (whether in respect of or relating to services rendered during or after the Term) will all survive any termination of this Agreement to the maximum extent permitted under applicable law and (y) any and all accrued and unpaid obligations of the Companies owed under Section 2 hereof will be paid promptly upon any termination of this Agreement. At the end of the Term, all obligations of the Manager under this Agreement will terminate and any subsequent services rendered by the Manager to the Companies will be separately compensated.

4.	Expenses; Indemnification.

(a)       Expenses.   Subject to the terms of the Cost Support Agreement, Can Holdco or Opco, as applicable, will pay on demand all Reimbursable Expenses. As used herein, “Reimbursable Expenses” means all (i) expenses incurred or accrued prior to the Closing Date by the Manager or its affiliates in connection with this Agreement, the rendering of the Financial Advisory Services, debt and equity financing arrangements related to the Purchase Agreement or any related transactions, consisting of their respective out-of-pocket expenses for travel and other incidentals in connection with such transactions (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined by the Manager) and other travel related expenses) and the out-of-pocket expenses and the fees and charges relating directly or indirectly to debt and equity financing arrangements of Can Holdco of (A) Ropes & Gray LLP, Stikeman Elliott LLP and Loyens & Loeff N.V., counsel, (B) PricewaterhouseCoopers LLP, accounting firm and (C) any other consultants or advisors, appraisal or valuation firms, information or exchange agents, or other entities retained by the Manager in connection with such transactions, which shall be paid by Can Holdco subject to the terms of the Cost Support Agreement, (ii) expenses (other than referred to in (i) above) incurred or accrued prior to the Closing Date by the Manager or its affiliates in connection with the Purchase Agreement or any related transactions, including in connection with the due diligence of the business assets to be acquired pursuant to the Purchase Agreement and any associated liabilities, consisting of their respective out-of-pocket expenses and the fees and charges relating directly or indirectly to the Purchase Agreement of (A) Ropes & Gray LLP, Stikeman Elliott LLP and Loyens & Loeff N.V., counsel, (B) PricewaterhouseCoopers LLP, accounting firm and (C) any other consultants or advisors, appraisal or valuation firms, information or exchange agents, or other entities retained by the Manager in connection with such transactions, which shall be paid by Opco (iii) reasonable out-of-pocket expenses incurred from and after the Closing Date relating to their Affiliated Funds’ (as defined below) investment in, the operations of, or the services provided by the Manager to, the Companies or any of their affiliates from time to time (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined by the Manager) and other reasonable travel related expenses), (iv) reasonable out-of-pocket legal expenses incurred by the

Manager or its affiliates from and after the date hereof in connection with the enforcement of rights or taking of actions under this Agreement, under the Articles of Incorporation of Can Holdco, or under any subscription agreements, shareholders agreements, registration rights agreements, voting agreements or similar agreements entered into with the Companies in connection with investments in the Companies (subject to any applicable limitations on expense reimbursement rights expressly set forth in such agreements) and (v) expenses incurred from and after the date hereof by the Manager and its affiliates (which for greater certainty do not include any penalties or interest assessed against the Manager for taxes which the Manager failed to collect or remit as required by law), which the Manager, in its sole reasonable discretion, deems properly allocable to the Company under this Agreement.

(b)       Indemnity and Liability.   The Companies hereby jointly and severally indemnify and agree to exonerate and hold the Manager, each Affiliated Fund of the Manager, and each of their respective former, current or future, direct or indirect, directors, officers, employees, agents, advisors and affiliates, each former, current or future, direct or indirect holder of any equity interests or securities of the Manager or any Affiliated Fund of the Manager (whether such holder is a limited or general partner, member, stockholder or otherwise), each former, current or future assignee of the Manager or any Affiliated Fund of the Manager and each former, current or future director, officer, employee, agent, advisor, general or limited partner, manager, management company, member, stockholder, affiliate, controlling person, representative and assignee of any of the foregoing (each such person or entity, a “Related Person”) (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, damages and costs and expenses in connection therewith (including reasonable attorneys’ fees and expenses (which for greater certainty do not include any penalties or interest assessed against the Manager for taxes which the Manager failed to collect or remit as required by law)) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (i) this Agreement, the Purchase Agreement, any transaction to which the Companies or any of their affiliates is a party, or any other circumstances with respect to the Company or any of its affiliates or (ii) operations of, or services provided by the Manager to, the Companies or any of their affiliates from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Companies, or any of their accountants or other representatives, agents or affiliates) except for any such Indemnified Liabilities arising from such Indemnitee’s willful misconduct, in each case, to the fullest extent permitted under applicable law. If and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For purposes of this Section 4(b), “willful misconduct” will be deemed to have occurred only if so found in a final, non appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any of the foregoing limitations is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. Notwithstanding the foregoing or any other provisions hereof, the rights of the Indemnitees (other than the Manager) hereunder may only be exercised on their behalf by the Manager. In this Agreement, (i) “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, or other entity of any kind and (ii) the term “Affiliated Funds” means, with respect to any specified investment fund, any other investment fund that directly or indirectly controls, is controlled by or is under common control with such specified fund or that has the same general partner or primary investment advisor as such specified fund (or a general partner or primary investment advisor that controls, is controlled by or is under common control with the general partner or primary investment advisor of such specified fund).

(c)       Indemnification Priority.   The Companies hereby acknowledge that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 4 may also be provided to certain Indemnitees by Bain Capital Fund X, L.P. and certain of its affiliates and Affiliated Funds (other than the Company) (collectively, the “Affiliate Indemnitors”) and by insurers providing insurance coverage to the Affiliated Indemnitors. Each of Can Holdco and Opco hereby agrees that, as between itself and the Affiliate Indemnitors and their insurers (i) the Companies are the indemnitor of first resort with respect to all such indemnifiable claims against such Indemnitees, whether arising under this Agreement or otherwise (i.e., its obligations to such Indemnitees are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitees are secondary), (ii) the Companies shall be required to advance the full amount of expenses incurred by such Indemnitees and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Companies and such Indemnitee), without regard to any rights such Indemnitee may have against the Affiliate Indemnitors or any of their insurers and (iii) the Companies irrevocably waive, relinquish and release the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Companies agree to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnitee and for which such Indemnitee may be entitled to indemnification from the Companies in connection with serving as a director or officer (or equivalent titles) of the Companies. The Companies further agree that no advancement or payment by the Affiliate Indemnitors on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Companies shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Companies, and the Companies shall cooperate with the Indemnitee in pursuing such rights.

5.	Disclaimer and Limitation of Liability; Opportunities.

(a)       Disclaimer; Standard of Care.   The Manager does not make any representations or warranties, express or implied, in respect of the Services to be provided by the Manager hereunder. In no event will the Manager or any of the Indemnitees be liable to the Companies or any of their affiliates for any act, alleged act, omission or alleged omission that does not constitute willful misconduct of the Manager as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)       Freedom to Pursue Opportunities.   In recognition that the Manager and its respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Manager or its Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that the Manager and its respective Indemnitees have a myriad of duties to various investors and partners, and in anticipation that the Companies, on the one hand, and the Manager (or one or more affiliates, associated investment funds or portfolio companies, or clients of the Manager), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties that may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve the Manager. Except as the Manager may otherwise agree in writing after the date hereof:

(i)       The Manager and its Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Companies or any of their subsidiaries) or invest, own or deal in securities of any other Person so engaged in any business, (B) to directly or indirectly do business with any client or customer of the Companies or any of their subsidiaries or, (C) to take any other action that the Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5(b) and (D) not to present potential transactions, matters or business opportunities to the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(ii)       The Manager and its respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any actions specified in Section 5(b)(i) hereof, and the Companies, on their own behalf and on behalf of their affiliates, hereby renounces and waives any right to require the Manager or any of its Indemnitees to act in a manner inconsistent with the provisions of this Section 5(b).

(iii)       The Manager and its Indemnitees will not be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such Person’s participation therein.

(c)       Limitation of Liability.   In no event shall the aggregate liability of the Manager and all of its Indemnitees with respect to this Agreement or any Services provided hereunder exceed the fees received by the Manager pursuant to Section 2 of this Agreement.

6.	Assignment, etc. Except as provided below, no party hereto has the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) the Manager may assign all or part of its rights and obligations hereunder to any affiliate of the Manager that provides services similar to those called for by this Agreement, in which event the Manager will be released of all of its rights and obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees (other than the Manager itself) or Affiliate Indemnitors shall also inure to the benefit of such other Indemnitees, Affiliate Indemnitors and their respective successors and assigns.

7.	Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Manager and the Companies (or their respective successors). No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8.	Governing Law; Jurisdiction.

(a)       Choice of Law.   This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York.

(b)       Consent to Jurisdiction.   Each of the parties hereto agrees that all actions, suits or proceedings arising out of, based upon or relating to this Agreement or the subject matter hereof will be brought and maintained exclusively in the federal and state courts of the State of New York, City of New York, County of New York. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York, City of New York, County of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard will be deemed to be included in clause (i) above. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 10 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 10 hereof does not constitute good and sufficient service of process. The provisions of this Section 8 will not restrict the ability of any party to enforce in any court any judgment obtained in a court included in clause (i) above.

(c)       Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY EACH OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8(C) CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.	Entire Agreement, etc. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto. The Companies or any of their subsidiaries shall be jointly and severally liable for all obligations of the Companies or any other of each of their subsidiaries hereunder.

10.	Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies, or any of them, to them at:

Bain Capital Partners, LLC John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Facsimile: (617) 516-2010

Attention: Joshua Bekenstein and Ryan Cotton

with copies to:

Bain Capital Partners, LLC John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Facsimile: (617) 516-2010

Attention: Josh Bekenstein and Ryan Cotton

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Facsimile: (617) 951-0509

Attention: William M. Shields

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

11.	Severability. If in any judicial or arbitral proceedings a court or arbitrator refuses to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced, and the parties hereto shall negotiate in good faith to seek to enter into substitute provisions incorporating, as nearly as possible, the purpose, intent and effect of such unenforceable provision. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof is found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

12.	Miscellaneous

(a)       Counterparts.   This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

(b)       Interpretation.   The headings contained in this Agreement are for convenience of reference only and will not in any way affect the meaning or interpretation hereof. As used herein the word “including” shall be deemed to mean “including without limitation”. This Agreement reflects the mutual intent of the parties and no rule of construction against the drafting party shall apply.

(c)       No Third Party Beneficiaries.   The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer, and, except for Indemnitees and Affiliate Indemnitors, each as defined in Section 4 hereof (but subject to the rights of the Manager to exercise the rights of the same), no provision hereof shall confer third party beneficiary rights upon any other Person.

[The remainder of this page is intentionally left blank. Signatures immediately follow.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

THE COMPANIES:	CANADA GOOSE PRODUCTS INC.

	By:	/s/ Ryan Cotton
	Name:	Ryan Cotton
	Title:	Director

CANADA GOOSE HOLDINGS INC.

	By:	/s/ Ryan Cotton
	Name:	Ryan Cotton
	Title:	Director

MANAGER:	BAIN CAPITAL PARTNERS, LLC

	By:	/s/ Joshua Bekenstein
	Name:	Joshua Bekenstein
	Title:	Authorized Signatory

Signature Page to Management Agreement

Schedule 1 to

Management Agreement

Wire Transfer Instructions for

Bain Capital Partners, LLC

On file with the Companies.